SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

United Technologies Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11

(Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

            , 2007

Dear UTC Shareowner:

We are writing to recommend you vote against shareowner proposals 6 and 7 in UTC’s 2007 Proxy Statement. We believe these two shareowner proposals brought respectively by a labor union pension fund and a local union officer could have an adverse impact on UTC’s proven compensation practices and the shareholder value increases they have driven.

Proposal 6, brought by the AFL-CIO Reserve Fund, would subject senior executive compensation determinations by the board’s Committee on Compensation and Executive Development (the “Compensation Committee”) to an “advisory” vote by shareowners. Proposal 7, brought by the Principal Officer of the Teamsters Union Local at Sikorsky Aircraft, recommends paying incentive compensation “only when the Company’s performance exceeds its peers’ median or mean performance on selected financial and stock price performance criteria.”

We believe these proposals seek to bring downward pressure on executive compensation in opposition to a market based system. UTC’s compensation system, as designed and administered by the Compensation Committee, is entirely market based and has produced exceptional value for UTC shareowners. As confirmed in this year’s Proxy Statement:

•	Over the past 10 years, UTC’s cumulative total shareowner return is more than 2 1/2 times that of either the Dow Jones Industrials or S&P 500.

•	UTC’s market capitalization has increased from $16.6 billion to $62.5 billion over the same period, amply rewarding shareowners.

•

As designed, 80% of senior executive compensation at UTC is based on company performance. Metrics are earnings growth, cash flow, and total shareholder return relative to the S&P 500. Base compensation opportunities for UTC executives are set at market median levels.

•

We believe stock based compensation, including the stock options granted previously and the current stock appreciation rights (SARs) and performance share units (PSUs), has been the principal factor in cementing the shareholder value agenda within UTC’s executive population.

As shown in the attached charts, 2006 was another excellent year for UTC’s shareowners. Revenues grew to $47.8B, a 12 percent increase over 2005. Organic growth was again strong at 9 percent, following similar increases in 2005 and 2004 and reflecting strong markets and UTC’s leading technologies and cost performance. Net income and earnings per share were up 18 and 19 percent respectively (as compared with 2005 before the FIN 47 accounting change). Total shareholder return for the year was 14 percent, and cumulatively 338 percent over the last decade.

We take particular issue with the positions Institutional Shareholder Services (ISS) has taken on the two proposals and would like to share our views with you.

Proposal 6 (advisory vote): ISS cites other countries that have adopted advisory votes and points to potentially similar legislation in the United States. UTC would not be concerned with legislation or regulations uniformly applicable to all public companies. Our concern is with selective application to UTC and other companies in this year’s voting season. We believe the selective downward pressure on executive compensation that could result would be detrimental to shareholder value and a materially adverse outcome for recruiting and retention of executive talent.

Proposal 7 (incentive pay only on superior performance): UTC agrees entirely with the ISS premise that “does not mandate executive compensation be tied to performance relative to a peer group or that compensation is paid only in cases where company performance exceeds mean or median peer performance. Instead, we are looking for compensation programs that are substantially performance-based.”

However, ISS recommends a vote for proposal 7 on the basis that it “is supporting the spirit of the proposal: a greater use of at-risk, performance-based cash and equity compensation for senior executives.” This recommendation is at variance with ISS’ own position supporting UTC’s Long Term Incentive Plan (LTIP) voted by shareholders in 2005. In advocating the LTIP, UTC’s 2005 Proxy Statement noted that under the plan senior executives would receive “50% of award value in the form of Performance Share Units (PSUs) subject to three year performance targets.”

In reaching its conclusion on this proposal 7, ISS concluded that only 13% of UTC’s equity awards in 2006 were performance-based. We disagree entirely. To achieve this result, ISS’ current calculations assign an equal value or weight to a SAR and a PSU where most experts conclude the value of a PSU is approximately three times that of a SAR. This methodology of equal PSU/SAR values is also inconsistent with ISS’ own position recommending UTC’s LTIP in 2005. UTC’s LTIP awards are consistent with and governed by the ISS recommended plan.

Second, ISS includes in its 13% calculation out-of-cycle SARs awards in 2006 to the Named Executive Officers other than the CEO. These out-of-cycle awards were granted in early 2006 for recognition and retention on Mr. Chênevert’s election as UTC’s President and Chief Operating Officer.

As calculated and consistent with the 2005 LTIP, the regular 2006 equity awards for the Named Executive Officers were 55% PSUs and 45% SARs.

UTC has a proven record of exceptional financial performance and performance-based compensation that has aligned shareholder and executive interests to great effect over the past decade and more. We believe it is in shareowners’ interests to vote against proposals 6 and 7 and recommend this.

George David,

Chairman and Chief Executive Officer

Louis R. Chênevert,

President and Chief Operating Officer

0.00
1.00
2.00
3.00
4.00
5.00
1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007
Consensus
0
16
32
48
64
80
UTC
EPS vs share price growth
($ EPS)
1 EPS before cumulative effect of FIN 47 accounting change that resulted in a non-cash after-tax cumulative impact of $95 million or $0.09 per share, recorded in fourth quarter 2005 results
1
EPS CAGR 15%
EPS CAGR 16%
EPS CAGR 18%
($ share price)
1

REVENUE GROWTH 2000-2006 -2% 0% 2% 4% 6% 8% 10% 12% UTX COL ASD ITW GE TYC DOV MMM EMR HON BA TXT Average = 5.6% (CAGR, %) Peer companies adjusted for discontinued operations 2

EARNINGS PER SHARE GROWTH
2000-2006
(4)
(2)
0
2
4
6
8
10
12
14
16
UTX COL MMM ITW ASD TXT GE BA EMR DOV HON TYC
(CAGR, %)
Average = 7.2%
Peer companies adjusted for discontinued operations, accounting changes, and significant one time items
3

0 200 400 600 800 1000 1200 1400 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 UTX S&P 500 Peers PERFORMANCE Cumulative shareholder return (%) 4